Exhibit 99.1

NEWS RELEASE Contact: Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2015 THIRD QUARTER RESULTS

Net Income Grows 33.1%

Declares Extraordinary Dividend of $3.00 per share

DeRidder, LA – October 28, 2015 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2015.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands, except per share data)
Net premiums earned	$90,504	$95,928	-5.7%	$280,860	$278,677	0.8%
Net investment income	6,923	6,495	6.6%	20,646	20,048	3.0%
Net realized gains (losses) on investments (pre-tax)	40	(152)	NM	(2,518)	181	NM
Net income	17,940	13,479	33.1%	47,389	36,801	28.8%
Diluted earnings per share	$0.94	$0.71	32.4%	$2.48	$1.95	27.2%
Operating net income	17,914	13,578	31.9%	49,026	36,683	33.6%
Operating earnings per share	$0.94	$0.72	30.6%	$2.57	$1.94	32.5%
Book value per share	$25.69	$23.85	7.7%	$25.69	$23.85	7.7%
Net combined ratio	79.1%	86.4%		82.6%	89.5%
Return on average equity	14.9%	12.2%		13.5%	11.3%

Commenting on these results, Allen Bradley, AMERISAFE’s Executive Chairman, stated, “In the quarter, the workers’ compensation market continued to gradually transition to a more competitive environment. Pricing is decreasing very slowly driven largely by lower loss costs as opposed to aggressive carrier discounting. A continuing economic recovery has increased exposures and premium which largely has offset lower loss costs and rates. On the claims side, both frequency and severity appear to be muted at this time.”

Insurance Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)

Gross premiums written	$91,061	$93,962	-3.1%	$297,872	$303,485	-1.8%

Net premiums earned	90,504	95,928	-5.7%	280,860	278,677	0.8%
Loss and loss adjustment expenses incurred	48,942	61,822	-20.8%	166,252	185,570	-10.4%
Underwriting and certain other operating costs, commissions, salaries and benefits	22,267	21,027	5.9%	64,719	63,410	2.1%
Policyholder dividends	371	139	NM	1,024	340	NM

Underwriting profit (pre-tax)	18,924	12,940	46.2%	48,865	29,357	66.5%

Insurance Ratios:
Current accident year loss ratio	69.8%	71.5%		69.8%	71.5%
Prior accident year loss ratio	-15.7%	-7.1%		-10.6%	-4.9%

Net loss ratio	54.1%	64.4%		59.2%	66.6%
Net underwriting expense ratio	24.6%	21.9%		23.0%	22.8%
Net dividend ratio	0.4%	0.1%		0.4%	0.1%

Net combined ratio	79.1%	86.4%		82.6%	89.5%

•	Gross premiums written in the quarter decreased by $2.9 million, or 3.1%. Premiums on voluntary policies written during the quarter increased $2.0 million, or 2.4%. Payroll audits and related premium adjustments had no impact on premiums in the third quarter of 2015, compared with a $4.6 million positive impact in the third quarter of 2014.

•	Net premiums earned in the quarter decreased by $5.4 million, or 5.7%. The decrease was attributable to the decline in premium audits and an increase in ceded premiums of $1.8 million due to ceded losses during the quarter on our reinsurance treaty.

•	In the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $14.2 million, mostly attributable to accident years 2009, 2010, 2012, and 2013. Our calendar year loss ratio was 54.1%, a 10.3 percentage point improvement from the third quarter of 2014, reflecting improved trends on frequency and favorable case reserve development.

•	For the quarter ended September 30, 2015, the underwriting expense ratio was 2.7 percentage points higher than the prior year. The increase was primarily due to lower reinsurance contingent profit commissions, which typically act as an offset to expenses.

•	The effective tax rate for the three months ended September 30, 2015 was 30.7% compared to 30.3% for the third quarter of 2014. The increase was driven by the mix of improved underwriting profitability and tax exempt investment income.

G. Janelle Frost, President and Chief Executive Officer, said, “AMERISAFE reported strong earnings this quarter resulting from our commitment to our underwriting discipline. We believe our management of pricing through changes in the market, coupled with our claims management, benefited both our policyholders and our shareholders. Policyholders benefited from lower pricing while receiving the same exceptional service we are known for. At the same time, we have underwritten profitable business, which over a period of time, has allowed our Board of Directors to return capital to our shareholders.”

Investment Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)
Net investment income	$6,923	$6,495	6.6%	$20,646	$20,048	3.0%
Net realized gains (losses) on investments (pre-tax)	40	(152)	NM	(2,518)	181	NM
Pre-tax investment yield	2.4%	2.4%		2.4%	2.6%
Tax-equivalent yield (1)	3.5%	3.5%		3.5%	3.5%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of September 30, 2015, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion. Average invested assets increased 5.5% from September 30, 2014.

Capital Management

The Company paid a regular quarterly cash dividend of $0.15 per share on September 25, 2015. On October 27, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share payable on December 28, 2015 to shareholders of record as of December 14, 2015. The Board intends to consider the payment of a regular cash dividend each calendar quarter.

On October 27, 2015 the Company’s Board of Directors declared an extraordinary dividend of $3.00 per share payable on December 28, 2015 to shareholders of record on December 14, 2015.

During the quarter, no shares were repurchased under the share repurchase plan. On October 27, 2015, the Company’s Board of Directors reauthorized the share repurchase program with a limit of $25.0 million. Unless reauthorized, the program will expire on December 31, 2016.

Supplemental Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands, except share and per share data)

Net income	$17,940	$13,479	$47,389	$36,801
Less: Net realized capital gains (losses)	40	(152)	(2,518)	181
Tax effect (1)	(14)	53	881	(63)

Operating net income (2)	17,914	13,578	49,026	36,683

Average shareholders’ equity (3)	481,687	441,984	468,772	432,649
Less: Average other comprehensive income (loss)	2,706	2,020	3,085	(1,109)

Average adjusted shareholders’ equity	478,981	439,964	465,687	433,758

Diluted weighted average common shares	19,096,259	18,929,777	19,088,140	18,905,880

Return on average equity (4)	14.9%	12.2%	13.5%	11.3%
Operating return on average adjusted equity (2)	15.0%	12.3%	14.0%	11.3%
Diluted earnings per common share	$0.94	$0.71	$2.48	$1.95
Operating earnings per common share (2)	$0.94	$0.72	$2.57	$1.94

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for October 29, 2015, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 6, 2015. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 51821708.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, oil and gas and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2014. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$91,061	$93,962	$297,872	$303,485
Ceded premiums written	(4,232)	(3,823)	(9,317)	(10,655)

Net premiums written	$86,829	$90,139	$288,555	$292,830

Net premiums earned	$90,504	$95,928	$280,860	$278,677
Net investment income	6,923	6,495	20,646	20,048
Net realized gains (losses) on investments	40	(152)	(2,518)	181
Fee and other income	3	65	206	227

Total revenues	97,470	102,336	299,194	299,133

Expenses:
Loss and loss adjustment expenses incurred	48,942	61,822	166,252	185,570
Underwriting and other operating costs	22,267	21,027	64,719	63,410
Policyholder dividends	371	139	1,024	340

Total expenses	71,580	82,988	231,995	249,320

Income before taxes	25,890	19,348	67,199	49,813
Income tax expense	7,950	5,869	19,810	13,012

Net income	$17,940	$13,479	$47,389	$36,801

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Basic EPS:
Net income	$17,940	$13,479	$47,389	$36,801

Basic weighted average common shares	18,968,718	18,676,033	18,911,675	18,603,227
Basic earnings per share	$0.95	$0.72	$2.51	$1.98

Diluted EPS:
Net income	17,940	13,479	47,389	36,801

Diluted weighted average common shares:
Weighted average common shares	18,968,718	18,676,033	18,911,675	18,603,227
Stock options and performance shares	127,541	253,744	176,465	302,653

Diluted weighted average common shares	19,096,259	18,929,777	19,088,140	18,905,880

Diluted earnings per common share	$0.94	$0.71	$2.48	$1.95

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Investments	$1,048,930	$1,016,333
Cash and cash equivalents	99,899	90,956
Amounts recoverable from reinsurers	91,092	85,888
Premiums receivable, net	194,086	178,917
Deferred income taxes	31,688	31,231
Deferred policy acquisition costs	21,089	19,649
Other assets	65,756	34,246

	1,552,540	1,457,220

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$720,710	$687,602
Unearned premiums	176,270	168,576
Insurance-related assessments	33,531	29,315
Other liabilities	131,453	124,759

Shareholders’ equity	490,576	446,968

Total liabilities and shareholders’ equity	$1,552,540	$1,457,220

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